Exhibit 17.1

BROOKHAVEN MEDICAL, INC.

June 16, 2015

Mr. Robert Lutz
Chairman and CEO
Wound Management Technologies, Inc.
16633 Dallas Parkway
Addison, TX 75001

Dear Bob:

I hereby tender my resignation as a member of the Board of Directors of Wound Management Technologies, Inc. effective immediately.

It has been my great pleasure to serve on your board and I have no doubt that you will continue to achieve success with your remarkable wound care products. Please be assured that I will do anything in my power to assist you going forward.

Best regards,

John D. Feltman
Chairman/CEO

Two Buckhead Plaza • 3050 Peachtree Road N.W. • Suite 370
Atlanta, Georgia 30305
404.205.8282 • 404.521.4902 (f)